                                                                 Exhibit 99.(a)8


                            IMMEDIATE ATTENTION REQUIRED

November 9, 1998

RE:  The Alliant Techsystems Inc. 401(k) Plan and
     The Alliant Techsystems Inc. 401(k) Plan Subject to a Collective Bargaining Agreement

Dear Plan Participant:

     Our records reflect that, as a participant in the plans above (collectively, the "Plan"), a portion of your individual account is invested in the Alliant Techsystems Inc. Common Stock Fund. Alliant Techsystems Inc. has initiated an offer to purchase up to 2,800,000 shares of Alliant Techsystems Inc. Common Stock.

     Enclosed are tender offer materials and Direction Forms that require your immediate attention. These materials describe an offer to purchase up to 2,800,000 shares of Alliant Techsystems Inc. Common Stock at prices not greater than $77.00 nor less than $67.00. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to tender shares of Alliant Techsystems Inc. Common Stock credited to your individual account under the Plan, and at which price or prices.

     YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORMS AND RETURN THEM TO FIDELITY INSTITUTIONAL RETIREMENT SERVICES COMPANY IN THE ENCLOSED RETURN ENVELOPE SO THAT THEY ARE RECEIVED BY 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 3, 1998, UNLESS THE OFFER IS EXTENDED. IMPORTANT: PLEASE COMPLETE AND RETURN BOTH OF THE ENCLOSED DIRECTION FORMS EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TENDER OFFER DESCRIBED BELOW.

     The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing the Direction Forms. You should also review the more detailed explanation provided in the other tender offer materials including the Offer to Purchase and the related BEIGE Letter of Transmittal, enclosed with this letter.

BACKGROUND

     Alliant Techsystems Inc. (the "Company") has made a tender offer to purchase up to 2,800,000 shares of its Common Stock, par value $.01 per share (the "Shares")(including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 28, 1998, as amended), at prices not greater than $77.00 nor less than $67.00 per Share. The enclosed Offer to Purchase dated November 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (together with the Offer to Purchase, the "Offer") set forth the objectives, terms and conditions of the Offer and are being provided to all of the Company's shareholders.

     The Company's Offer to Purchase extends to the Shares held by the Plan. As of October 30, 1998, the Plan held approximately 668,060 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares credited to your individual account in the Plan, and at which price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares credited to participant accounts in accordance with participant instructions and Fidelity will not tender Shares credited to participant accounts for which it does not receive timely instructions. IF YOU DO NOT COMPLETE THE ENCLOSED DIRECTION FORMS AND RETURN THEM TO FIDELITY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER AND NO SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE TENDERED IN THE OFFER.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreement between the Company and Fidelity (the "trust agreement"), prohibits the sale of Shares to the Company for less than adequate consideration, which Fidelity will determine based on the prevailing or closing market price of the Shares on or about the date the Shares are tendered by Fidelity pursuant to the Offer (the "prevailing or closing market price"). Accordingly, depending on the closing market price of the Shares on such date, Fidelity may be unable to tender Shares at certain directed prices within the offered range. In such event, Fidelity will tender or nor tender Shares as follows:

- If the prevailing or closing market price is greater than the price at which a participant directed his or her Shares be tendered but within the range of tender prices offered, Fidelity will follow such participant's directions regarding the percentage of Shares to be tendered but will increase the price at which such Shares are to be tendered to the prevailing or closing market price. This may result in some or all of such Shares not being purchased by the Company.

- If the prevailing or closing market price is greater than the maximum tender price offered by the Company ($77.00 per Share), notwithstanding participants' directions to tender Shares in the Offer, no Shares will be tendered.

- If the prevailing or closing market price is lower than the price at which a participant directed his or her Shares to be tendered, notwithstanding the lower closing market price, Fidelity will follow such participant's direction (or failure to direct) both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

- Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender.

     Please note that a tender of Shares credited to your individual account under the Plan can be made only by Fidelity as the holder of record. DO NOT COMPLETE THE BEIGE LETTER OF TRANSMITTAL; IT IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DIRECTLY SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. IF YOU WISH TO

DIRECT FIDELITY CONCERNING THE TENDER OF YOUR SHARES IN THE PLAN, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORMS.

     FIDELITY MAKES NO RECOMMENDATION AS TO WHETHER TO DIRECT THE TENDER OF SHARES OR WHETHER TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

CONFIDENTIALITY

     TO ASSURE THE CONFIDENTIALITY OF YOUR DECISION, FIDELITY AND ITS AFFILIATES OR AGENTS WILL TABULATE THE DIRECTION FORMS. NEITHER FIDELITY NOR ITS AFFILIATES OR AGENTS WILL MAKE THE RESULTS OF YOUR INDIVIDUAL DIRECTION AVAILABLE TO THE COMPANY.

PROCEDURE FOR DIRECTING TRUSTEE

     Enclosed are two Direction Forms which should be completed and returned to Fidelity. Participants may have NON-RESTRICTED (or participant directed) Shares and/or RESTRICTED Shares (Shares which cannot be exchanged into other investment options). Please note that the reverse side of each Direction Form indicates next to your address how many Shares of each type you have in your individual account as of October 30, 1998. However, for purposes of final tabulation, Fidelity will apply your instructions to the number of Shares credited to your account as of December 1, 1998, or as of a later date if the Offer is extended.

     If you want to tender NON-RESTRICTED Shares, you should complete and return the top Direction Form. If NON-RESTRICTED Shares are accepted for payment in the Offer, the proceeds will be reinvested in the Fidelity Money Market Trust:
Retirement Government Money Market Portfolio pending further investment direction from you.

     If you want to tender RESTRICTED Shares, you should complete and return the bottom Direction Form. If RESTRICTED Shares are accepted for payment in the Offer, the proceeds will be reinvested in the Alliant Techsystems Inc. Common Stock Fund and will be used to purchase new shares of Alliant Techsystems Inc. Common Stock as soon as administratively feasible after receipt of such proceeds, in accordance with the provisions of the trust agreement regarding the Alliant Techsystems Inc. Common Stock Fund. The purchase price of these new Shares could be higher or lower than the final tender offer Purchase Price. Therefore, participants who tender RESTRICTED Shares will be subject to risks associated with fluctuations in the price of the Alliant Techsystems Inc. Common Stock.

     If you do not properly complete the Direction Form(s) or do not return them by the deadline specified, such Shares will be considered NOT TENDERED.

     To properly complete your Direction Forms, you must do the following:

     (1) On the face of each Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX ON EACH DIRECTION FORM:

- CHECK BOX 1 if you DO NOT want the Shares credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

-    CHECK BOX 2 in all other cases and complete the table immediately below Box
2. Specify the percentage (in whole numbers) of Shares credited to your individual account that you want to tender at each price indicated.

          You may direct the tender of Shares credited to your account at different prices. To do so, you must state the percentage (in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Share Purchase Price resulting from the Dutch Auction tender process, which will result in receiving a price per Share as low as $67.00 or as high as $77.00. Leave a line blank if you want no Shares tendered at that price. The total percentage of Shares credited to your individual account may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares credited to your individual account.
     (2) Date and sign the Direction Forms in the space provided.

     (3) Return the Direction Forms in the enclosed return envelope so that they are received by Fidelity at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 12:00 Midnight, Eastern time, on Thursday, December 3, 1998, unless the Offer is extended (in which case the Direction Forms must be returned no later than 12:00 Midnight, Eastern time, on the third business day prior to the Expiration Date as so extended). If you wish to return the forms by overnight mail, please send them to Fidelity's tabulation agent, Management Information Services, at 61 Accord Park Drive, Norwell, MA 02061. NO FACSIMILE TRANSMITTALS OF THE DIRECTION FORMS WILL BE ACCEPTED.

               Your direction will be deemed irrevocable unless withdrawn by 12:00 Midnight, Eastern time, on Thursday, December 3, 1998, unless the Offer is extended. In order to make an effective withdrawal, you must submit new Direction Forms which may be obtained by calling Fidelity at 1-888-285-4015. Your new Direction Forms must include your name, address and Social Security
number.   Upon receipt of new, completed and signed Direction Forms, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares credited to your individual account by obtaining an additional Direction Forms from Fidelity and repeating the previous instructions for directing tenders as set forth in this letter.

     After the deadline above for returning the Direction Forms to Fidelity, Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of Shares, as described in the "BACKGROUND" section above. Unless the Offer is terminated or amended in accordance with its terms, after the expiration date of the Offer the Company will determine the per Share purchase price (not greater than $77.00 nor less than $67.00) (the "Purchase Price"), that allows the Company to purchase 2,800,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices not greater than $77.00 nor less than $67.00 per Share). The Company will then buy all of the Shares, up to 2,800,000, that were tendered at the Purchase Price or below. ALL PARTICIPANTS WHO TENDER SHARES AT OR BELOW THE PURCHASE PRICE WILL RECEIVE THE SAME PER SHARE PURCHASE PRICE FOR SHARES ACCEPTED FOR PURCHASE. If there is an excess of Shares tendered over the exact number desired by the Company at the Purchase Price, Shares tendered pursuant to the Offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. If you direct the tender of any Shares credited to your individual account at a price in excess of the Purchase Price as finally determined, or in the event of proration, those Shares not purchased in the Offer will remain allocated to your individual account under the Plan.

     The preferential treatment of holders of fewer than 100 Shares, as described in Section 2 of the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of Shares held within their individual accounts. Similarly, participants in the Plan are not able to conditionally tender the Shares within their individual accounts under the Plan (as described in Section 6 of the Offer to Purchase).

EFFECT OF TENDER ON YOUR ACCOUNT

     As of 4:00 p.m., Eastern Time, on Tuesday, December 1, 1998, you will NOT be able to make exchanges out of the Alliant Techsystems Inc. Common Stock Fund until all tender offer processing has been completed. Further, all distributions, loans and withdrawals from balances in the Alliant Techsystems Inc. Common Stock Fund in the Plan will be frozen after that time. However, balances in the Alliant Techsystems Inc. Common Stock fund will be utilized to calculate amounts eligible for distributions, loans and withdrawals throughout the freeze. Contributions to and exchanges from other investment options into the Alliant Techsystems Inc. Common Stock Fund may continue throughout the tender offer and will be unaffected by the freeze. FOR ADMINISTRATIVE PURPOSES, THE ACCOUNTS OF ALL PLAN PARTICIPANTS WILL BE TEMPORARILY FROZEN, REGARDLESS OF WHETHER YOU ELECT TO TENDER YOUR SHARES, AND WILL REMAIN FROZEN UNTIL ALL TENDER OFFER PROCESSING HAS BEEN COMPLETED. Fidelity will complete processing as soon as administratively possible. Fidelity anticipates that the processing will be completed five to seven business days after receipt of proceeds from the Company.

     For any Shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

     The investment of proceeds from the Offer depends on whether the tendered Shares accepted for purchase are attributable to participant directed or RESTRICTED sources. Fidelity will invest proceeds with respect to Shares credited to your account from participant directed sources in the Fidelity Money Market Trust: Retirement Government Money Market Portfolio as soon as administratively possible after receipt of proceeds. As required by the Plan, proceeds received with respect to Shares tendered from RESTRICTED sources will be reinvested in the Alliant Techsystems Inc. Common Stock Fund as soon as administratively possible after receipt of the proceeds. You may call Fidelity at 1-888-285-4015 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Money Market Trust: Retirement Government Money Market Portfolio invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

     If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from the Company which can be used to tender such Shares directly to the Company. THOSE TENDER OFFER MATERIALS MAY NOT BE USED TO DIRECT FIDELITY TO TENDER OR NOT TENDER THE SHARES CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. The direction to tender or not tender Shares credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Forms may not be used to tender non-Plan Shares.

FURTHER INFORMATION

     If you require additional information concerning the procedure to tender Shares credited to your individual account under the Plan, please contact Fidelity at 1-888-285-4015. If you require additional information concerning the terms and conditions of the Offer, please call MacKenzie Partners, Inc., the Information Agent, at 1-800-322-2885.

                                             Sincerely,

                                             Fidelity Management Trust Company


6